                             EMPLOYMENT AGREEMENT


     This Employment Agreement (this "AGREEMENT") is made and entered into as of the 26th day of August, 1998, by and between Future Media Productions, Inc., a California corporation (the "COMPANY"), and David Moss ("EXECUTIVE").

1.   ENGAGEMENT AND DUTIES.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation "Executive Vice President - Operations." Executive hereby accepts such engagement and employment.

     (b) During the term of this Agreement, Executive, as Vice President - Operations of the Company, shall report to the President, Chief Executive Officer and/or Board. Subject to the direction and control of the President, Chief Executive Officer and/or Board, Executive shall have active control of the day to day operations of the Company and shall perform all duties and enjoy all powers commonly incident to the position Vice President - Operations and otherwise as may be delegated to him from time to time by the President, Chief Executive Officer and/or Board.

     (c) Executive agrees to devote his full-time business time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

     (d) For so long as Executive is employed by the Company or is receiving severance under Section 5(a) or Section 5(c) of this Agreement, Executive shall not, directly or indirectly, as owner, partner, joint venturer, shareholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever (i) engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the development, design, manufacture, sale, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, current, proposed or anticipated products or services of the Company, in any geographic area where, prior to or at the time of the termination of his employment, the business of the Company was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that the Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such corporation, or (ii) prepare or agree to undertake any action or conduct not permitted to be engaged in by Executive pursuant to the preceding clause (i). Notwithstanding the foregoing, the Company expressly acknowledges that Executive may:


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

          (i) make and manage personal business investments of Executive's choice without consulting the Board;

          (ii) serve in any capacity with any civic, educational, charitable or trade organization; and

          (iii) serve as a member of the board of directors of other companies or businesses with the approval of the Board, which approval will not be unreasonably withheld.

2.   DEFINITIONS.

     For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     "BOARD" shall mean the Board of Directors of the Company, not including Executive.

     "COMPENSATION COMMITTEE" shall mean the members of the Board who have been appointed by the Board to determine compensation issues relating to the Company.

     "EMPLOYMENT COMMENCEMENT DATE" shall mean August 26, 1998.

     "EMPLOYMENT TERM" shall mean August 26, 1998 through August 26, 2003; provided, the term shall be extended through August 26, 2006 upon the mutual written consent of the Company and Executive and if so extended, "Employment Term" shall mean August 26, 1998 through August 26, 2006.

     "FOR CAUSE" shall mean, in the context of a basis for termination of Executive's employment with the Company, that:

          (a) Executive materially breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 30 days of written notice thereof from the Company (except for breaches of Sections 1(d), 6 or 7 of this Agreement, which cannot be cured and for which the Executive shall have no opportunity to cure);

          (b) Executive is grossly negligent in the course of providing services to the Company, or commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust against the Company;

          (c) Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud or felony under federal or applicable state law;

          (d) Executive commits any act or acts of personal conduct that, following due investigation and determination by the Board of probable cause, gives rise to a likelihood of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities with respect to subordinate employees; or


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          (e)    Executive commits continued and repeated material violations of specific directions of the Board, which directions are consistent with past practices of the Board with respect to governance matters, with this Agreement and with Executive's position, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no termination shall be deemed For Cause under this subsection (e) unless Executive first receives written notice from the Company advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of, which opportunity shall in no event be less than 30 days.

     "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.   COMPENSATION; EXECUTIVE BENEFIT PLANS.

     (a) BASE SALARY. The Company shall pay to Executive a base salary (the "BASE SALARY") at an annual rate of $395,000 during the Employment Term. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. The Base Salary shall be automatically increased by 6% at each anniversary of the date of this agreement, subject to further upward adjustment in the sole discretion of the Compensation Committee.

     (b) BONUSES AND STOCK OPTIONS. Executive may be paid a bonus or bonuses in the sole discretion of the Compensation Committee of the Board. Also, it shall be within the sole discretion of the Compensation Committee of the Board whether to grant to Executive an option or options to purchase shares of Common Stock of the Company under any Company stock option plans and, if granted, the number of shares subject to such option(s) and the terms and conditions of such option(s).

     (c) REIMBURSEMENT. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses that he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies for reimbursements for executive officers.

     (d) ADDITIONAL BENEFITS. During the Term of this Agreement and on a basis comparable to the current practice of the Company, the Company shall provide Executive with, or reimburse Executive for, a cellular telephone and home office equipment for his use in performing his employment duties and obligations under this Agreement. In addition, during the Term of this Agreement, the Company shall pay to Executive an automobile allowance of $1,200 per month.

     (e) INSURANCE. During the term of this Agreement, the Company shall pay 100% of the premiums on term life insurance having a face value payable on death of Executive of no less than $1 million, net of all loans or encumbrances, to a beneficiary designated by the Executive.


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

     (f) GROUP BENEFIT PLANS. The Company shall provide and pay for 100% of the cost of group health and dental plans for Executive and his dependents and Executive shall be eligible to participate in group life, disability, retirement and pension benefit plans the Company may provide to its employees from time to time, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies; PROVIDED, HOWEVER, Executive's group health, dental, life, disability, retirement and pensions benefits shall in no case be less favorable than they are as of the Employment Commencement Date.

     (g) VACATION. Executive shall be entitled to four weeks of paid vacation each year during the term of this Agreement. Any vacation time shall be scheduled to minimize interference with the exercise of Executive's duties under this Agreement.

     (h) WITHHOLDING. The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4.   TERMINATION OF EMPLOYMENT.

     Executive's employment pursuant to this Agreement shall commence on the Employment Commencement Date and shall terminate upon the earlier of (i) the expiration of the Employment Term or (ii) on the earliest to occur of the following:

     (a)  upon the death of Executive;

     (b) upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive unable to perform his duties and obligations under this Agreement for at least 120 days, whether or not consecutive, in any 12-month period;

     (c) upon delivery to Executive of written notice of termination by the Company For Cause; or

     (d) upon delivery to Executive of written notice of termination by the Company Other Than For Cause.

5.   SEVERANCE COMPENSATION.

     (a) If Executive's employment is terminated pursuant to Section 4(a) (death), the Company shall pay to the Executive or his estate his full Base Salary through the end of the month of Executive's death, and Executive or his estate shall be entitled to a prorated share of any bonus or benefits as provided under Section 3 hereof for the calendar year during which his death occurred. If Executive's employment is terminated pursuant to Section 4(b) (disability), Executive shall be entitled to continue to receive 50% of his then current Base Salary from the Company in accordance with Section 3(a) of this Agreement, payable at the same time and in the same manner


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as if Executive's employment had not terminated, through the later of (i) the end of the Employment Term or (ii) that date which is one year after the date Executive's employment was terminated. Any disability benefits that Executive does receive shall be offset against any amounts payable to Executive pursuant to this Section. Executive agrees to cooperate fully with the Company and any disability insurance carrier with respect to any claim for disability benefits. In addition to the foregoing, if Executive's employment is terminated due to death or disability, the Company shall continue to provide group health and dental insurance to Executive and his immediate family, at the same levels as such insurance was provided prior to termination, through the end of the Employment Term.

     (b) If Executive's employment is terminated pursuant to Section 4(c) (by the Company For Cause), Executive's Base Salary and all benefits under Section 3 shall cease as of the date of termination, and Executive shall not be entitled to any bonus for the calendar year during which his employment shall be terminated or at any time thereafter. In the event of termination of Executive's employment pursuant to Section 4(c) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 4(c). The foregoing shall not be construed to limit any cause of action, claim or other rights which the Company may have against Executive in connection with such acts or omissions.

     (c) If Executive's employment is terminated pursuant to Section 4(d) (by the Company Other Than For Cause) prior to the end of the Employment Term, Executive shall be entitled to receive a lump sum of $1,000,000 payable in full no later than 30 days after the date of termination. In addition, Executive shall continue to receive his Base Salary (including the automatic increases) in accordance with Section 3(a) of this Agreement through the end of the Employment Term payable at the same time and in the same manner as if Executive's employment had not terminated. Executive shall have no duty to seek other employment upon such termination. Executive acknowledges that the Company has the right to terminate Executive's employment Other Than For Cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to the compensation and benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

6.   COVENANT NOT TO SOLICIT.

     (a) During the period Executive is employed by the Company and through the first anniversary of the date Executive's employment with the Company is terminated, Executive will not directly or indirectly, either alone or by action in concert with others: (i) induce any employee of the Company to engage in any activity in which Executive is prohibited from engaging by Section 1(d) of this Agreement or to terminate his or her employment with the Company; or (ii) employ or offer employment or induce any Person to employ or offer employment to anyone who is or was within the 12 months prior to the date of the proscribed action employed by the

Company; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relationship of the Company to discontinue or reduce its business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and the Company (provided, this prohibition shall not prevent Executive from doing business with such supplier, licensee or other business relationship of the Company in a manner which is not adverse to the Company); or (iv) solicit or accept any business whatsoever from any of the customers with which the Company did business during the Executive's engagement or employment by the Company. All of the provisions of this
Section 6(a) shall continue to apply through the first anniversary of the termination of Executive's employment with the Company (the "POST-EMPLOYMENT PERIOD"), except that during the Post-Employment Period, Executive may work with or for, or solicit or accept business from suppliers or licensees of the Company so long as such business activity by the Executive is not detrimental to the Company and such actions do not otherwise interfere with Executive's other obligations under this Agreement.

     (b) Executive acknowledges that the Company conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in Section 1(d) and in this Section 6 are reasonable and properly required for the adequate protection of the business of the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

     (c) If any portion of the restrictions set forth in Section 1(d) and in this Section 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

     (d) The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in Section 1(d) and in this Section 6, but such claim or cause of action shall be litigated separately.

7.   CONFIDENTIALITY.

     Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other Person, other than the Company, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company generally. Executive agrees that upon termination for any reason of his employment by the Company, he will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company; provided, however, that Executive may retain such materials as in the reasonable discretion of the Board are required to fulfill his duties, if


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

applicable, as a director of the Company (retention being permitted by Executive until such time as the Board requests the return of such materials). Executive further agrees that he will not retain or use at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of the Company.

8.   COPYRIGHT AND TRADEMARKS.

     (a) All right, title and interest, of every kind whatsoever, in the United States and throughout the world, in (i) any work, including the copyright thereof (for the full terms and extensions thereof in every jurisdiction), created by the Executive at any time during the term of this Agreement and all material embodiments of the work subject to such rights; and (ii) all inventions, ideas, discoveries, designs and improvements, patentable or not, made or conceived by the Executive at any time during the term of this Agreement, shall be and remain the sole property of the Company without payment of any further consideration to the Executive other than as set forth herein, and each such work shall, for purposes of United States copyright law, be deemed created by the Executive pursuant to his duties under this Agreement and within the scope of his employment and shall be deemed a work made for hire; and Executive agrees to assign, at the Company's expense, and the Executive does hereby assign, all of his right, title and interest in and to all such works, copyrights, materials, inventions, ideas, discoveries, designs and improvements, patentable or not, and any copyrights, letters patent, trademarks, trade secrets, and similar rights, and the applications therefor, which may exist or be issued with respect thereto. For the purposes of this Section 8, "WORKS" shall include all materials created during the term of this Agreement, whether or not ever used by or submitted to the Company, including, without limitation, any work which may be the subject matter of a copyright under the United States copyright law. In addition to its other rights, the Company may copyright any such work in its name in the United States in accordance with the requirements of the United States copyright law and the Universal Copyright Convention and any other convention or treaty to which the United States is or may become a party. In accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 8(a) shall not apply to any works that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or proprietary information, except for those works that either: (i) relate at the time of conception or reduction to practice of the work to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.

     (b) Whenever the Company shall so request, whether during or after the term of this Agreement, the Executive shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to apply for, obtain, register, enforce and maintain any copyrights, letters patent and trademark registrations of the United States or any foreign jurisdiction or under the Universal Copyright Convention (or any other convention or treaty to which the United States is or may become a party), or otherwise to protect the Company's interests therein, including any which the Company shall deem necessary in


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connection with any proceeding or litigation involving the same.  The Company shall reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in testifying at the Company's request or in rendering any other assistance requested by the Company pursuant to this Section 8. All registration and filing fees and similar expenses shall be paid by the Company.

9.   SPECIFIC PERFORMANCE.

     Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 1(d), 6 or 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Executive recognizes that the services to be rendered by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated in damages. Consequently, in the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The Executive agrees that the Company also may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of the Executive to perform his agreements, representations and warranties contained in this Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

10.  RESOLUTION OF DISPUTES.

     (a) Except as provided in subsection (c) below, any controversy or claim between or among the parties, relating to Executive's employment with the Company, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act (Title 9 of the United States Code), notwithstanding any choice of law provision in this Agreement, and under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction.

     (b) All decisions of the arbitrator shall be final, conclusive and binding on all parties and shall not be subject to judicial review. All costs of the arbitration shall be borne by the party which is not the Prevailing Party (as defined in Section 11(h) of this Agreement). If required, each


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party shall advance 50% of any costs of the arbitration required to be advanced, subject to the right of the non-Prevailing Party to reimbursement.

     (c) Subsection (a) above does not prohibit a party from seeking and obtaining injunctive relief from a court of competent jurisdiction pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived its right to demand arbitration of all disputes.

     (d) If Executive resigns, Executive agrees that he will not assert that the Company breached this Agreement unless prior to such resignation Executive provides written notice to the Chairman of the Company describing the alleged breach and the Company does not cure, or take appropriate steps to cure, such breach within 30 days of receipt of such notice.

11.  MISCELLANEOUS.

     (a) NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

     (i)  If to the Company, to:

          Future Media Productions, Inc.
          25136 Anza Drive
          Valencia, California 91355
          Attn: President

     (ii) If to Executive, to:

          Attn: David Moss
          Future Media Productions, Inc.
          25136 Anza Drive
          Valencia, California 91355




Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

     (b) ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof, and any and all prior discussions, negotiations, commitments and understandings, whether oral, written or implied, related to the subject matter hereof are hereby extinguished and superseded. No representations,


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

oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by either party to this Agreement.

     (c) SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     (d) GOVERNING LAW. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

     (e) CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

     (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (g) BUSINESS DAY. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

     (h) ATTORNEYS' FEES. If any action, proceeding or arbitration is brought to enforce or interpret any provision of this Agreement, the Prevailing Party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The "PREVAILING PARTY" is the party who would have been entitled to recover its costs under the California Code of Civil Procedure had the action been maintained in the Superior Court of California regardless of whether there is final judgment. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

     (i) ADVICE FROM INDEPENDENT COUNSEL. The parties hereto understand that this Agreement is legally binding and may affect such party's rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement.

     (j) INTERPRETATION. Should any provision of this Agreement require interpretation, it is agreed that any court or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.


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     (k)  SURVIVAL.   The termination of the Executive's employment hereunder
shall not affect the enforceability of Sections 1(d), 6, 7 and 8.

     (l) WAIVER OF JURY TRIAL. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.


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

     IN WITNESS WHEREOF, the undersigned parties hereby execute this Agreement as of the date first set forth above.


                                   Company:

                                   FUTURE MEDIA PRODUCTIONS, INC.


                                   By: /s/ ALEX SANDEL
                                       -------------------------------

                                   Its: President
                                        ------------------------------


                                   EXECUTIVE:

                                   /s/ DAVID MOSS
                                   ----------------------------------
                                   David Moss



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